Exhibit 99.1

AGILYSYS ENTERS INTO DEFINITIVE AGREEMENT TO SELL ITS RETAIL SOLUTIONS GROUP
TO CLEARLAKE CAPITAL GROUP FOR $34.55 MILLION IN CASH

- Divestiture Positions Agilysys with Financial Strength to Capitalize on Organic and Acquisition-Driven Opportunities in the Hospitality Market -

- Company Will Have Post-Transaction Cash of Approximately $110 Million, or Approximately $4.90 per Share -

- The Company Expects Above Market Revenue Growth and Positive Adjusted Operating Income for Hospitality Industry Focused Operations in Fiscal 2014 -

Alpharetta, GA – June 3, 2013 - Agilysys, Inc. (Nasdaq: AGYS), a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries, today announced that it has entered into a definitive agreement to sell its Retail Solutions Group (“RSG”) to an affiliate of Clearlake Capital Group, L.P. (“Clearlake”) for total consideration of $34.55 million in cash, subject to customary closing conditions.

Following completion of the proposed transaction, expected to occur later this summer, Agilysys’ business will be focused exclusively on providing software enabled solutions to the hospitality industry. The Company estimates that, as of the closing, it will have approximately $110 million in cash and cash equivalents, representing approximately $4.90 per common share outstanding, and no debt. The Company believes its strong balance sheet and positive adjusted operating income positions it to execute on growth initiatives in the hospitality industry. Through continued investments in new product development as well as potential acquisitions, the Company expects to grow its business, add to its solutions portfolio and deliver above market returns to shareholders.

James Dennedy, President and Chief Executive Officer of Agilysys, commented, “The sale of the RSG business is consistent with our corporate strategy of pursuing the highest return on capital opportunities available to the Company for the benefit of our employees, customers and shareholders. Looking forward, we expect Agilysys to generate positive adjusted operating income with above market growth from its hospitality focused business.”

Mr. Dennedy added, “The RSG business contains a talented team of people and leadership offering compelling solutions to the retail industry. The transaction provides the business and the team access to greater capital to pursue the growth initiatives available in the retail market. Clearlake is a great partner to help grow the business, further develop the team, and serve the RSG customers.”

“We are excited to invest in RSG, a clear market leader with strong customer relationships, as we provide new capital to accelerate growth,” said Behdad Eghbali, a founding partner at Clearlake. “We view RSG as a strong platform with talented leadership that is well-positioned to benefit from significant market trends, including retailers’ continuing investment in information technology to enhance the customer experience. We look forward to supporting management as they build on RSG’s track record of delivering exceptional value to customers.”

Additional Financial and Reporting Details
Agilysys will report financial results for the three and twelve-month periods ended March 31, 2013, on June 12, 2013. On January 31, 2013, Agilysys provided fiscal 2013 financial guidance, inclusive of

Retail contributions, for revenue of $230-$232 million, adjusted operating income of $6.0-$6.5 million and adjusted earnings per share of $0.24-$0.26.

Agilysys expects to record a one-time restructuring charge of less than $1.0 million related to the sale of RSG in its fiscal 2014 and does not expect to pay income taxes on the proceeds of the sale.

The estimated $110 million of cash and cash equivalents at closing is based on the forecasted value of cash on hand as of the closing, plus the net proceeds from the RSG sale transaction, less restructuring related cash expenses.

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods, including the last two sentences of the second paragraph and the second sentence of the third paragraph of this press release. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2012. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

Guidance
Guidance figures are based on the Company’s current estimates and are subject to change by factors outside the Company’s control. While this guidance is provided to give investors insight into expectations for the period, actual results may vary.

About Agilysys
Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries. The company specializes in market-leading point-of-sale, property management, inventory & procurement and mobile & wireless solutions that are designed to streamline operations, improve efficiency and enhance the guest experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums, cruise lines, grocery stores, convenience stores, general & specialty retail businesses and partners. Agilysys operates extensively throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA, EMEA headquarters in Cheshire, UK and APAC offices in both Singapore and Hong Kong. For more information, visit agilysys.com.

About Clearlake Capital Group
Clearlake Capital Group, L.P. is a private investment firm focused on special situations and private equity investments such as corporate divestitures, recapitalizations, buyouts, reorganizations, turnarounds and other equity investments. Clearlake seeks to partner with world-class management teams by providing patient, long-term capital and operational expertise to invest in dynamic businesses. Clearlake currently manages approximately $1.4 billion of equity capital, and Clearlake’s founding principals have led over 50 investments totaling more than $3 billion of capital in sectors including business services, communication, consumer products/retail, defense/public safety, energy/power, healthcare, industrials, media, and technology. For more information, please visit www.clearlakecapital.com.

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Investor Contact:
Robb Ellis	Richard Land, Norberto Aja, Jim Leahy
Chief Operating Officer and Chief Financial Officer	JCIR
Agilysys, Inc.	212-835-8500 or agys@jcir.com
770-810-7800 or investorrelations@agilysys.com